PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	Bruce P. Inglis

1999 Broadway, Suite 4300 Vice President – Finance and Denver, Colorado 80202 Corporate Controller

(303) 296-5600

TIMET REPORTS RECORD OPERATING INCOME FOR THE THIRD QUARTER 2005

DENVER, COLORADO . . . November 9, 2005 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported operating income of $51.3 million and net income attributable to common stockholders of $33.1 million, or $0.79 per diluted share, for the quarter ended September 30, 2005, compared to operating income of $13.5 million and net income attributable to common stockholders of $25.2 million, or $0.71 per diluted share, for the quarter ended September 30, 2004. The 2004 amounts have been restated for the effects of the Company’s previously reported change in its method for inventory costing.

The Company’s net sales increased 58% to $190.0 million during the third quarter of 2005 compared to net sales of $120.2 million during the year-ago period, due to increases in both average selling prices and sales volumes. Mill product average selling prices increased 35% and melted product average selling prices increased 66% during the third quarter of 2005, compared to the year-ago period. Mill product sales volume increased 9% while melted product sales volume increased 14% during the third quarter of 2005, compared to the year-ago period. Other non-mill product sales increased 85% compared to the year ago period due principally to higher selling prices for titanium scrap and improved demand for the Company’s fabrication products. Such sales accounted for $5.1 million of additional operating income during the third quarter of 2005, as compared to the year ago period. Operating income during the third quarter of 2005 was adversely impacted by higher costs for raw materials as compared to the year ago period.

The Company’s backlog at the end of September 2005 was a record $710 million, a $130 million (22%) increase over the $580 million backlog at the end of June 2005 and a $310 million (78%) increase over the $400 million backlog at the end of September 2004.

The Company’s aggregate unused borrowing availability under its U.S. and European credit agreements approximated $102 million at September 30, 2005.

J. Landis Martin, Chairman and CEO, said, “Our third quarter 2005 operating income of $51.3 million is, by a significant margin, a record for TIMET. Our previous high for operating income was $40.4 million, achieved in the fourth quarter of 1997. Additionally, third quarter 2005 net sales were our highest since the second quarter of 1998. Based on our record level backlog as of September 30, 2005 and other factors, we continue to believe that the current up-cycle will likely continue through 2006 and beyond.”

Consistent with the guidance provided on October 11, 2005, the Company currently expects its full year 2005 net sales to range from $740 million to $760 million, its full year 2005 operating income to range from $155 million to $165 million and its full year 2005 net income attributable to common stockholders to range from $140 million to $150 million.

All share and per share disclosures presented in this release for the three and nine months ended September 30, 2004 have been adjusted to give effect to the Company’s previously reported two-for-one stock split effective after the close of trading on September 6, 2005.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this Quarterly Report, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”) which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the renewal of certain long-term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product or new market development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts, the potential for adjustment of the Company’s deferred income tax asset valuation allowance and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The financial information contained in this release is subject to future correction and revision and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time, filed with the SEC. The Company currently expects to file its Form 10-Q for the quarter ended September 30, 2005 within the time period allowed under Rule 12b-25(b).

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
		(restated)		(restated)
Net sales	$190.0	$120.2	$529.0	$364.9
Cost of sales	134.7	105.5	396.9	320.4

Gross margin	55.3	14.7	132.1	44.5
Selling, general, administrative and development expense	13.3	11.7	38.6	32.4
Other income (expense), net	9.3	10.5	14.1	13.1

Operating income	51.3	13.5	107.6	25.2
Interest expense	1.1	3.1	2.7	11.5
Other non-operating income (expense), net	1.3	15.4	17.5	16.3

Pretax income	51.5	25.8	122.4	30.0
Income tax expense (benefit)	14.3	(0.6)	4.8	0.7
Minority interest, net of tax	1.3	0.1	3.4	0.8

Net income	35.9	26.3	114.2	28.5
Dividends on Series A Convertible Preferred Stock	2.8	1.1	9.4	1.1

Net income attributable to common stockholders	$33.1	$25.2	$104.8	$27.4

Earnings per share attributable to common stockholders:
Basic	$1.01	$0.79	$3.26	$0.86
Diluted	$0.79	$0.71	$2.53	$0.85
Weighted average shares outstanding:
Basic	32.7	31.8	32.2	31.8
Diluted	45.5	40.1	45.3	33.4
Melted product shipments:
Volume (metric tons)	1,345	1,180	4,120	3,935
Average selling price ($ per kilogram)	$23.15	$13.95	$18.70	$13.20
Mill product shipments:
Volume (metric tons)	2,940	2,695	9,380	8,525
Average selling price ($ per kilogram)	$43.60	$32.35	$39.85	$31.45

TITANIUM METALS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2005	2004
ASSETS	(unaudited)	(restated)
Current assets:
Cash and cash equivalents	$5.7	$7.9
Receivables, less allowance of $1.6 and $1.7, respectively	140.4	96.8
Inventories	336.7	258.3
Prepaid expenses and other	7.9	7.4

Total current assets	490.7	370.4
Marketable securities	48.6	47.2
Investment in joint ventures	24.2	22.6
Investment in common securities of TIMET Capital Trust I	0.2	6.3
Property and equipment, net	245.3	228.2
Deferred income taxes	16.2	1.1
Other	15.6	16.5

Total assets	$840.8	$692.3

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$65.0	$43.2
Accounts payable	55.9	44.2
Accrued liabilities	57.3	65.1
Customer advance payments	18.8	6.9
Other	12.5	2.8

Total current liabilities	209.5	162.2
Long-term debt	10.7	—
Accrued OPEB and pension cost	87.2	92.0
Debt payable to TIMET Capital Trust I	6.0	12.0
Other	6.9	7.1

Total liabilities	320.3	273.3
Minority interest	12.2	12.6
Stockholders’ equity	508.3	406.4

Total liabilities, minority interest and stockholders’ equity	$840.8	$692.3